                                                                     EXHIBIT 2.4

                           ASSET PURCHASE AGREEMENT

                                 BY AND AMONG

                            U.S. REMODELERS, INC.,

                                 AS PURCHASER,

                                      AND

                         REUNION HOME SERVICES, INC.,

                                      AND

                            KITCHEN MASTERS, INC.,

                                  AS SELLERS

                         DATED AS OF NOVEMBER 30, 1997

                               TABLE OF CONTENTS

ARTICLE I
     Definition
          Section 1.1.      Definitions.....................................................  1

ARTICLE II
     Purchase and Sale
          Section 2.1.      Purchase and Sale of Assets.....................................  5
          Section 2.2.      Purchase Price..................................................  6

ARTICLE III
     Representations and Warranties of Sellers
          Section 3.1.      Organization and Good Standing; Qualification...................  8
          Section 3.2.      Corporate Records...............................................  8
          Section 3.3.      Authorization and Validity......................................  8
          Section 3.4.      No Violation....................................................  8
          Section 3.5.      Consents........................................................  9
          Section 3.6.      Financial Statements............................................  9
          Section 3.7.      Liabilities and Obligations.....................................  9
          Section 3.8.      Employee Matters................................................  9
          Section 3.9.      Employee Benefit Plans.......................................... 10
          Section 3.10.     Absence of Certain Changes...................................... 11
          Section 3.11.     Title; Leased Assets............................................ 11
          Section 3.12.     Commitments..................................................... 12
          Section 3.13.     Adverse Agreements.............................................. 12
          Section 3.14.     Insurance....................................................... 13
          Section 3.15.     Patents, Trade-marks, Service Marks and Copyrights.............. 13
          Section 3.16.     Trade Secrets and Customer Lists................................ 14
          Section 3.17.     Taxes........................................................... 14
          Section 3.18.     Compliance with Laws............................................ 14
          Section 3.19.     Finder's Fee.................................................... 14
          Section 3.20.     Litigation...................................................... 14
          Section 3.21.     Accuracy of Information Furnished............................... 15
          Section 3.22.     Inventory....................................................... 15
          Section 3.23.     Books of Account................................................ 15
          Section 3.24.     Backlog......................................................... 15
          Section 3.25.     Accounts Receivable............................................. 15
          Section 3.26.     Product Warranties.............................................. 15
          Section 3.27.     Banking Relations............................................... 15
          Section 3.28.     Ownership Interests of Interested Persons....................... 15
          Section 3.29.     Environmental Laws.............................................. 16
          Section 3.30.     Securities Act Representations.................................. 16

ARTICLE IV

Representations and Warranties of Purchaser
          Section 4.1.      Organization and Good Standing.......................................... 17
          Section 4.2.      Authorization and Validity.............................................. 17
          Section 4.3.      Capital Stock of Purchaser.............................................. 17
          Section 4.4.      No Violation............................................................ 17
          Section 4.5.      Finder's Fee............................................................ 17

ARTICLE V
     Closing Deliveries
          Section 5.1.      Deliveries of Sellers................................................... 18
          Section 5.2.      Deliveries of Purchaser................................................. 19

ARTICLE VI
     Post Closing Matters
          Section 6.1.      Further Instruments of Transfer......................................... 20
          Section 6.2.      Employee Matters........................................................ 20
          Section 6.3.      Sales Taxes Applicable to Sales Prior to or On the Closing Date......... 20
          Section 6.4.      Sales and Transfer Taxes................................................ 20

ARTICLE VII
     Remedies
          Section 7.1.      Indemnification by Sellers.............................................. 21
          Section 7.2.      Indemnification by Purchaser............................................ 21
          Section 7.3.      Conditions of Indemnification........................................... 22
          Section 7.4.      Indemnification Limitations............................................. 23
          Section 7.5.      Waiver.................................................................. 23
          Section 7.6.      Remedies Not Exclusive.................................................. 23
          Section 7.7.      Offset.................................................................. 23
          Section 7.8.      Costs, Expenses and Legal Fees.......................................... 24
          Section 7.9.      Specific Performance.................................................... 24
          Section 7.10.     Tax Effect of Indemnification........................................... 24

ARTICLE VIII
     Miscellaneous
          Section 8.1.      Amendment............................................................... 24
          Section 8.2.      Assignment.............................................................. 24
          Section 8.3.      Parties In Interest; No Third Party Beneficiaries....................... 24
          Section 8.4.      Entire Agreement........................................................ 24
          Section 8.5.      Severability............................................................ 25
          Section 8.6.      Survival of Representations, Warranties and Covenants................... 25
          Section 8.7.      Governing Law........................................................... 25
          Section 8.8.      Captions................................................................ 25
          Section 8.9.      Gender and Number....................................................... 25
          Section 8.10.     Reference to Agreement.................................................. 25
          Section 8.11.     Confidentiality; Publicity and Disclosures.............................. 26

                            Section 8.12.      Notice.........................................................  26
                            Section 8.13.      Choice of Forum................................................  27
                            Section 8.14.      Service of Process.............................................  27
                            Section 8.15.      Counterparts...................................................  27

                           ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of November 30, 1997, among Reunion Home Services, Inc., a Texas corporation, ("Reunion"), Kitchen Masters, Inc., a Texas corporation ("KMI"), (Reunion and KMI sometimes referred to herein individually as a "Seller" and collectively as "Sellers"), and U.S. Remodelers, Inc., a Delaware corporation ("Purchaser"),


                             W I T N E S S E T H :

     WHEREAS, Reunion desires to sell substantially all of the assets of Reunion to Purchaser, and KMI desires to sell certain assets of KMI to Purchaser, and Purchaser desires to purchase such assets from Reunion and KMI;

     NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

      SECTION 1.1. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

     (a)  "Assigned Commitments" shall mean those Commitments listed on Exhibit
                                                                        -------
1.1(a); provided, however, than any Commitments which require consent to
------
assignment shall not be deemed "Assigned Commitments" or assumed by Purchaser until the required consent has been received by Purchaser.

     (b) "Assumed Reunion Liabilities" shall mean (i) those fixed and determinable liabilities of Reunion in the amounts as set forth in the Closing Balance Sheet (ii) the obligations of Reunion under the Assigned Commitments arising after the Effective Date, and (iii) those liabilities listed in Exhibit
                                                                        -------
1.1(b).  Except for the Assumed Reunion Liabilities, Purchaser shall not assume
------
or agree to pay, perform or discharge any liabilities or obligations of Reunion or KMI, whether contingent or otherwise, including without limitation the Excluded Liabilities.

     (c) "best knowledge", "have no knowledge of", or "do not know of" and similar phrases shall mean (i) in the case of a natural person, the particular fact was known, or not known, as the context requires, to such person after diligent investigation and inquiry by such person, and (ii) in the case of an entity, the particular fact was known, or not known, as the context requires, to any employee of such entity after diligent investigation and inquiry by the principal executive officer of such entity.

     (d) "Call Center" shall mean the telemarketing center of Reunion located at 1591 Robert J. Conlan Boulevard, N. E., Suite 120, Palm Bay, Florida.

     (e)  "Cash Compensation" shall have the meaning set forth in Section
3.8(a).

     (f) "Closing" shall mean the closing of the transactions contemplated by this Agreement, which shall occur at 10:00 a.m., local time, on the Closing Date in the offices of Jackson Walker L.L.P., Suite 6000, 901 Main Street, Dallas, Texas 75202, or at such other time and place as shall be mutually agreed in writing by the parties hereto.

     (g) "Closing Balance Sheet" shall have the meaning set forth in Sections 2.2(c).

     (h) "Closing Date" shall mean November 30, 1997 or such other date as may be mutually agreed in writing by the parties hereto; provided that the date may not be later than December 15, 1997.

     (i)  "Code" shall have the meaning set forth in Section 2.2(d).

     (j)  "Commitments" shall have the meaning set forth in Section 3.12(a).

     (k)  "Compensation Plans" shall have the meaning set forth in Section
3.8(b).

     (l)  "Controlled Group" shall have the meaning set forth in Section 3.9(g).

     (m)  "Damages" shall have the meaning set forth in Section 7.1.

     (n)  "Effective Date"  shall mean November 23, 1997.

     (o) "Employee Benefit Plans" shall have the meaning set forth in Section 3.9(a).

     (p)  "Employee Policies and Procedures" shall have the meaning set forth in
Section 3.8(d).

     (q) "Employment Agreements" shall have the meaning set forth in Section 3.8(c).

     (r)  "Environmental Laws" shall have the meaning set forth in Section 3.29.

     (s)  "ERISA" shall have the meaning set forth in Section 3.9(a).

     (t)  "Excluded Assets" shall mean the following assets and properties:

          (i) The consideration delivered to Reunion pursuant to this Agreement for the Reunion Assets sold, transferred, assigned, conveyed and delivered to Purchaser pursuant hereto;

          (ii) The consideration delivered to KMI pursuant to this Agreement for the KMI assets sold, transferred, assigned, conveyed and delivered to Purchaser pursuant hereto;

          (iii) The right of each of Reunion and KMI to enforce Purchaser's representations, warranties and covenants hereunder and the obligations of Purchaser to pay, perform or discharge the Assumed Reunion Liabilities and all other rights, including rights of indemnification, of Reunion and KMI under this Agreement or any instrument executed pursuant hereto;

          (iv) The Articles of Incorporation and all amendments thereto, Bylaws, corporate seal, minute books, stock books and other corporate records of each of Reunion and KMI having exclusively to do with the corporate organization and capitalization of Reunion and KMI, respectively;

          (v) The books of account of Reunion and KMI, but each of Reunion and KMI agree that Purchaser shall have the right at Purchaser's request to inspect such books and make copies thereof;

          (vi) Rights to claims for refunds of taxes of Reunion and KMI which cannot be assigned by law;

          (vii) Shares of the capital stock of each of Reunion and KMI;

          (viii) Unclaimed dividends and other money and property that are held in trust by each of Reunion or KMI or subject to escheat;

          (ix) All assets owned or leased by Reunion located at the Call Center and relating solely to the operation of the Call Center; and

          (x)   The utility deposits on the Illinois Facility and the Call
     Center.

          (u)  "Excluded Liabilities" shall mean the liabilities described on
     Exhibit 1.1(u), which Excluded Liabilities shall include, without
     --------------
     limitation, any pension or other benefit liability relating to employees of Reunion or KMI and their termination.

          (v)  "Financial Statements" shall have the meaning set forth in
Section 3.6.

     (w) "HFS License Agreement" shall mean that certain License Agreement, dated March 1, 1997 by and between Reunion and HFS Licensing, Inc.

     (x)   "indemnifying party" shall have the meaning set forth in Section 7.3.

     (y)   "Illinois Facility" shall have the meaning set forth in Section 10.6.

     (z)   "KMI Assets" shall mean the assets described on Exhibit 1.1(z).
                                                           --------------

     (aa") "KMI Purchase Price" shall have the meaning set forth in Section 2.2(b).

     (bb)  "Lien" shall have the meaning set forth in Section 2.1(a).

     (cc) "ordinary course of business" means the usual and customary way in which Sellers have conducted its business in the past.

     (dd) "party to be indemnified" shall have the meaning set forth in Section 7.3.

     (ee) "Permitted Liens" shall mean financing statements filed of record with respect to personal property leased by Reunion from unaffiliated third party lessors and reflecting such lessor's ownership of such personal property.

     (ff)  "Personal Property" shall have the meaning set forth in Section
3.11(b).

     (gg) "Proprietary Rights" shall have the meaning set forth in Section 3.15(a).

     (hh) "Purchaser Common Stock" shall mean common stock, par value $0.01 per share, of Purchaser.

     (ii) "Purchaser Preferred Stock" shall mean preferred stock, par value $0.01 per share, of Purchaser issued pursuant to and containing the terms and conditions set forth in the Statement of Designation attached hereto as Exhibit
                                                                        -------
1.1(ii).
-------

     (jj)  "Real Property" shall have the meaning set forth in Section 3.11(a).

     (kk)  "Referee" shall have the meaning set forth in Section 2.2(c).

     (ll) "Related Parties" shall mean any affiliates of Sellers which have loaned or advanced funds to the Sellers.

     (mm) "Related Party Debt" shall mean the approximately $525,000 of indebtedness owed by Reunion to the Related Parties included in the Assumed Reunion Liabilities.

     (nn) "Reunion Assets" shall mean, with respect to Reunion, all of the business, properties and assets (real and personal, tangible and intangible) of Reunion of every kind and wherever situated that are owned by Reunion or in which it has any right or interest (including without limitation and to the extent owned, its business as a going concern, its goodwill, franchises, trade-names, trade-marks, trade-mark registrations and trade-mark applications, service marks, service mark registrations and service mark applications, copyrights, copyright registrations and copyright applications, patents, patent registrations and patent applications, processes, formulae, proprietary and technical information, computer software, know-how, permits, licenses, trade secrets, inventions and royalties (including all rights to sue for past infringement of any of the foregoing, if any); its land, leaseholds and other interests in land; its inventory of finished goods, work-in-process and raw materials, backlog, equipment and supplies; its cash, money on deposit with banks and others, certificates of deposit, commercial paper, stocks, bonds and other investments; its accounts receivable; rights under its insurance policies and warranties through the Closing Date; its causes of action, judgments, claims and demands of whatever nature; its deferred charges, advance payments, prepaid items, claims for refunds, rights of offset and credits of all kinds; all credit balances of or inuring to Reunion under any state unemployment compensation plan or fund; its rights under restrictive covenants and obligations of present and former officers and employees and of individuals and corporations; its rights under partnership or joint venture agreements or arrangements; its rights under all agreements assumed by Purchaser; and its files, papers and records relating to the aforesaid business, properties and assets) including, other than the Excluded Assets.

     (oo) "Reunion Purchase Price" shall have the meaning set forth in Section 2.2(a).

     (pp)  "SEC" shall mean the United States Securities and Exchange
Commission.

     (qq)  "Securities Act" shall have the meaning set forth in Section 3.30.

                                  ARTICLE II

                               PURCHASE AND SALE

     SECTION 2.1.  PURCHASE AND SALE OF ASSETS.

     (a) REUNION ASSETS. Subject to and upon the terms and conditions contained herein, at the Closing, Reunion shall sell, transfer, assign, convey and deliver to Purchaser, free and clear of all security interests, liens, claims, mortgages, deeds of trust, charges, encumbrances and security agreements of any nature (collectively "Liens") except for Permitted Liens and Purchaser shall purchase, accept and acquire from Reunion, the Reunion Assets.

     (b) KMI ASSETS. Subject to and upon the terms and conditions contained herein, at the Closing, KMI shall sell, transfer, assign, convey and deliver to Purchaser, free and clear of all Liens, and Purchaser shall purchase, accept and acquire from KMI, the KMI Assets.

     SECTION 2.2.  PURCHASE PRICE.  Subject to adjustment as provided in
Section 2.2(c), the consideration to be paid by Purchaser hereunder shall be as follows:

     (a) REUNION PURCHASE PRICE. The total purchase price for the Reunion Assets (the "Reunion Purchase Price") shall be $1.00 plus the assumption by Purchaser of the Assumed Reunion Liabilities.

     (b) KMI PURCHASE PRICE. The total purchase price for the KMI Assets (the "KMI Purchase Price") shall be the delivery of 80,000 shares of Purchaser Preferred Stock, provided such shares will not be delivered to KMI until the delivery of the Closing Balance Sheet (but that the shares of Purchaser Preferred Stock will be deemed issued as of the Closing Date) and conclusion of any adjustments required by Section 2.2(c) to the number of shares of Purchaser Preferred Stock due to KMI.

     (c) POST-CLOSING ADJUSTMENT. No later than ninety (90) days after the Closing Date, Reunion shall deliver to Purchaser a balance sheet as of the Effective Date reflecting only the Reunion Assets and the Assumed Reunion Liabilities, prepared in accordance with GAAP (the "Closing Balance Sheet"). Purchaser and their representatives will be given advance notice of and the opportunity to observe all physical inventories taken in connection with preparation of the Closing Balance Sheet.

     The Closing Balance Sheet delivered pursuant to this Section 2.2(c) hereof shall be prepared by Reunion in accordance with this Agreement and generally accepted accounting principles, consistently applied. In preparing the Closing Balance Sheet, Reunion shall permit Purchaser's independent auditors to review the work papers, schedules and calculations related thereto.

     If Purchaser does not dispute such Closing Balance Sheet and report within five (5) business days of Purchaser's receipt of the Closing Balance Sheet, such Closing Balance Sheet shall be final. In the event Purchaser has any dispute with regard to the Closing Balance Sheet or any item included therein, such dispute shall be resolved in the following manner:

     (i) Purchaser shall notify Reunion in writing within five (5) business days after Purchaser's receipt of the Closing Balance Sheet, which notice shall specify in reasonable detail the nature of the dispute;

     (ii) during the five (5) business day period following Reunion's receipt of such notice, Purchaser and Reunion shall attempt to resolve such dispute; and

     (iii) if at the end of the five (5) business day period specified in subsection (ii) above, Purchaser and Reunion shall have failed to reach a written accord with shall be referred to the offices of a mutually agreed upon accounting firm located in Dallas, Texas (the "Referee"), which shall act as an arbitrator and shall issue its report resolving all disputes as to the Closing Balance Sheet within sixty
           (60) days after such dispute is referred to it. The Closing Balance Sheet, as modified by any adjustments determined to be appropriate by the Referee, shall then be the final Closing Balance Sheet. Each of the parties hereto shall bear all costs and expenses incurred by it in connection with such arbitration, except that the fees and expenses of the Referee hereunder shall be borne equally by Purchaser and Reunion. This provision for arbitration shall be specifically enforceable by the parties; the decision of the Referee in accordance with the provisions hereof shall be final and binding (absent manifest error); and there shall be no right of appeal therefrom.

     If the amount of the Assumed Reunion Liabilities (excluding the Related Party Debt) reflected on the Closing Balance Sheet exceeds the value of Reunion Assets shown thereon, then (a) first, the cash portion of the Reunion Purchase Price shall be reduced, dollar for dollar, by the difference between the value of the Assumed Reunion Liabilities and the value of the Reunion Assets, but not below $0.00 and (b) second, the KMI Purchase Price shall be reduced by the number of shares of Purchaser Preferred Stock that, if multiplied by the liquidation preference for such shares, would equal the remaining difference between the value of the Assumed Reunion Liabilities and value of Reunion Assets reflected on the Closing Balance Sheet. The KMI Purchase Price, as adjusted pursuant to this Section 2.2(c), shall be delivered to KMI within 10 days following final determination of the Closing Balance Sheet.

     (d) ALLOCATION OF PURCHASE PRICE. The Reunion Purchase Price and the KMI Purchase Price shall be allocated among the Reunion Assets and the KMI Assets respectively as set forth in Exhibit 2.2(d), such allocation to be made as
                             --------------
provided in Section 1060 of the Internal Revenue Code of 1986 (the "Code"). Purchaser, Reunion and KMI shall each file Form 8594 (Asset Acquisition Statement Under Section 1060) on a timely basis reporting the allocation of the Reunion Purchase Price and the KMI Purchase Price consistent with the allocation in Exhibit 2.2(d). Exhibit 2.2(d) also reflects the aggregate fair market
   --------------   --------------
values for each of Class I assets, Class II assets and Class III assets, as such terms are defined in regulations promulgated pursuant to Section 1060 of the Code. Purchaser, Reunion and KMI shall file on a timely basis any amendments required to such Form 8594 as a result of a subsequent increase or decrease of the Reunion Purchase Price or the KMI Purchase Price. Purchaser, Reunion and KMI shall not take any position on their respective income tax returns that is inconsistent with the allocation of the Reunion Purchase Price or the KMI Purchase Price as agreed to in Exhibit 2.2(d) or as adjusted as a result of a
                               --------------
subsequent increase or decrease in such purchase price. Purchaser, Reunion and KMI shall each indemnify, defend and hold harmless the other party from and against any and all claims, losses, liabilities, damages, costs and expenses that may be incurred as a result of the failure to file Form 8594, the failure to file such Form 8594 on a timely basis or the failure to file its income tax return on a basis as required by this Section 2.2(d).

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

     Each of Reunion and KMI (each constituting individually a "Seller" for purposes of this Article III) represents and warrants that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date:

     SECTION 3.1. ORGANIZATION AND GOOD STANDING; QUALIFICATION. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Each Seller is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its business makes such qualification necessary, which jurisdictions are listed in
Exhibit 3.1, except where the failure to be qualified or licensed would not have
-----------
a material adverse effect on the business of each Seller. Neither Seller has any assets or offices in any state other than the states listed in Exhibit 3.1.
                                                                   -----------
Neither Seller owns, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity.

     SECTION 3.2. CORPORATE RECORDS. The copies of the Articles of Incorporation and all amendments thereto and the Bylaws of each Seller that have been delivered or made available to Purchaser are true, correct and complete copies thereof, as in effect on the date hereof. The minute books of each Seller, copies of which have been delivered or made available to Purchaser, contain accurate minutes of all meetings of, and accurate consents to all actions taken without meetings by, the Board of Directors (and any committees thereof) and the shareholders of Seller since the formation of each Seller.

     SECTION 3.3. AUTHORIZATION AND VALIDITY. The execution, delivery and performance by each Seller of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by each Seller. This Agreement and each other agreement contemplated hereby have been or will be as of the Closing Date duly executed and delivered by each Seller and constitute or will constitute legal, valid and binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

     SECTION 3.4.  NO VIOLATION.  Except as set forth in Exhibit 3.4, neither
                                                         -----------
the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of either Seller or any agreement, indenture or other instrument under which either Seller is bound or to which any of the assets of either Seller are subject, or result in the creation or imposition of any security interest, lien, charge or encumbrance upon any of the assets of either Seller or
(ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over either Seller or the assets of either Seller. Each Seller has complied with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports.

     SECTION 3.5.  CONSENTS.  Except as set forth in Exhibit 3.5, no consent,
                                                     -----------
authorization, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of Seller.

     SECTION 3.6. FINANCIAL STATEMENTS. Reunion has furnished to Purchaser an unaudited balance sheet and related unaudited statements of operations, retained earnings and cash flows for the month period ended October 26, 1997, (the "Financial Statements"). The Financial Statements are in accordance with the books and records of each Seller, fairly present the financial condition and results of operations of Seller as of the dates and for the periods indicated and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis with prior periods.

     SECTION 3.7.  LIABILITIES AND OBLIGATIONS.  Except as set forth in Exhibit
                                                                        -------
3.7, the Financial Statements reflect all liabilities of Seller, accrued,
---
contingent or otherwise (known or unknown and asserted or unasserted), arising out of transactions effected or events occurring on or prior to the date hereof other than transaction arising in the ordinary course of business. All reserves shown in the Financial Statements are appropriate, reasonable and sufficient to provide for losses thereby contemplated. Except as set forth in the Financial Statements and in the Closing Balance Sheet, neither Seller is liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any person, corporation, association, partnership, joint venture, trust or other entity, and neither Seller knows of any basis for the assertion of any other claims or liabilities of any nature or in any amount.

     SECTION 3.8.  EMPLOYEE MATTERS.

     (a)  CASH COMPENSATION.  Exhibit 3.8(a) contains a complete and accurate
                              --------------
list of the names, titles and cash compensation, including without limitation wages, salaries, bonuses (discretionary and formula) and other cash compensation (the "Cash Compensation") of all employees of Seller who are currently compensated at a rate in excess of $20,000 per year and who earned in excess of such amount during Seller's preceding fiscal year. In addition, Exhibit 3.8(a)
                                                                 --------------
contains a complete and accurate description of any promised increases in Cash Compensation of employees of Seller that have not yet been effected.

     (b) COMPENSATION PLANS. There are no compensation plans, arrangements or practices (the "Compensation Plans") sponsored by each Seller or to which each Seller contributes on behalf of its employees, other than Employee Benefit Plans listed in Exhibit 3.9(a). The term "Compensation Plans" includes, without
          --------------
limitation, plans, arrangements or practices that provide for severance pay, deferred compensation, incentive, bonus or performance awards, and stock ownership or stock options.

     (c) EMPLOYMENT AGREEMENTS. All employees of each Seller are terminable at will of the Company. There are no employment agreements (the "Employment Agreements") to which either Seller is a party with respect to its employees. The term "Employment Agreements" includes, without limitation, employee leasing agreements, employee services agreements and noncompetition agreements.

     (d) EMPLOYEE POLICIES AND PROCEDURES. There are no employee manuals, policies, procedures and work-related rules (the "Employee Policies and Procedures") that apply to employees of each Seller.

     (e) LABOR COMPLIANCE. Neither Seller is a party to any collective bargaining or other labor union contract. No collective bargaining agreement is being negotiated by either Seller. To the best knowledge of each Seller, the employees of such Seller have no intention to and have not threatened to organize or join a union, labor organization or collective bargaining unit. Each Seller is in compliance in all material respects with all applicable laws respecting employment, employment practices, and wages and hours. There is no pending or to the knowledge of either Seller, threatened labor dispute, strike, or work stoppage against either Seller that may interfere with the business activities of either Seller. Except as set forth in Exhibit 3.8(e), neither
                                                    --------------
Seller or any of its respective representatives or employees has committed any unfair labor practices in connection with the operation of the business of such Seller, and there is no pending or to the knowledge of either Seller, threatened charge or complaint against either Seller by the National Labor Relations Board or any comparable Governmental Entity.

     (f) ALIENS. All employees of each Seller have provided documentation to Seller reflecting that such employees are citizens of, or are authorized to be employed in, the United States.

     SECTION 3.9.  EMPLOYEE BENEFIT PLANS.

     (a)  IDENTIFICATION.  Exhibit 3.9(a) contains a complete and accurate list
                           --------------
of all employee benefit plans (the "Employee Benefit Plans") (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) sponsored by each Seller or to which such Seller contributes on behalf of its employees and all Employee Benefit Plans previously sponsored or contributed to on behalf of its employees within the three years preceding the date hereof.

     (b) COMPLIANCE. Each Employee Benefit Plan has been administered and maintained in compliance with all laws, rules and regulations. No Employee Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency. No prohibited transactions (within the meaning of Section 4975 of the Code) have occurred with respect to any Employee Benefit Plan.

     (c) QUALIFICATION. Neither Seller has an Employee Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code and/or tax-exempt within the meaning of Section 501(a) of the Code.

     SECTION 3.10. ABSENCE OF CERTAIN CHANGES. Since the date of the Financial Statements, there has not been (i) any material adverse change in the financial position of Reunion, (ii) any entry of either Seller into any commitments or transactions material to their business, (iii) any change in the accounting methods or principles of either Seller, (iv) any revaluation by either Seller of any of its respective assets, or (v) any indebtedness of borrowed money incurred or committed for either Seller. Reunion has applied its standard credit policies for accepting new customers in a manner consistent with prior practice.

     SECTION 3.11.  TITLE; LEASED ASSETS.

     (a) REAL PROPERTY. Neither Seller owns any interests in real property other than the leasehold interests described in Section 3.11(c)

     (b) REUNION PERSONAL PROPERTY. A description of all material fixed assets owned by Reunion is set forth in Exhibit 3.11(b). Except as set forth in
                                 ---------------
Exhibit 3.11(b), Reunion has good, valid and marketable title to all the
---------------
tangible and intangible personal property (collectively, the "Personal Property"). The Personal Property and the leased personal property referred to in Section 3.11(c) constitute the only personal property used in the conduct of Seller's business. Upon consummation of the transactions contemplated hereby, Purchaser shall receive good, valid and marketable title to the Personal Property free and clear of all security interests, liens, claims and encumbrances other than Permitted Liens and those described in Exhibit 3.11(b).
                                                               ---------------

     (c) REUNION LEASES. A list and brief description of all leases of real and personal property to which Reunion is a party, either as lessor or lessee, are set forth in Exhibit 3.11(c). All such leases are valid and enforceable in
                 ---------------
accordance with their respective terms except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

     (d) REUNION RIGHT TO USE ASSETS. All tangible assets used in the conduct of Reunion's business are reflected in the Financial Statements in a manner that is in conformity with generally accepted accounting principles applied on a consistent basis with prior periods. Reunion owns, leases or otherwise possesses a transferable right to use all assets used in the conduct of its business, and except for the Excluded Assets, will transfer all of such rights to Purchaser at Closing.

     (e)  KMI ASSETS.  Except as set forth on Exhibit 3.11(e), KMI has good,
                                              ---------------
valid and marketable title to the KMI Assets and upon consummation of the transactions contemplated hereby, Purchaser shall receive good, valid and marketable title to the KMI Assets, free and clear of all liens, claims and encumbrances, other than those described on Exhibit 3.11(e).
                                            ---------------

     SECTION 3.12. COMMITMENTS.

     (a)  COMMITMENTS; DEFAULTS.  Exhibit 3.12 lists each agreement, contract or
                                  ------------
commitment to which Reunion is a party or by which it is bound and that is material to the business, financial condition, results of operations or prospects of Reunion. Those items set forth on Exhibit 3.12 are hereinafter
                                                ------------
collectively referred to as the "Commitments." True, correct and complete copies of the written Commitments, and true, correct and complete written descriptions of the oral Commitments, have heretofore been delivered or made available to Purchaser. There are no existing defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults by such Seller, and no penalties have been incurred nor are amendments pending, with respect to the Commitments, except as described in Exhibit 3.12. The Commitments are in full force and effect and are
             ------------
valid and enforceable obligations of the parties thereto in accordance with their respective terms, and no defenses, off-sets or counterclaims have been asserted or, to the best knowledge of such Seller, may be made by any party thereto, nor has such Seller waived any rights thereunder, except as described in Exhibit 3.12. Neither Seller has received notice of any default with respect
   ------------
to any Commitment to which it is a party.

     (b) NO CANCELLATION OR TERMINATION OF COMMITMENT. Except as contemplated hereby, neither Seller has received notice of any plan or intention of any other party to any Commitment to which it is a party to exercise any right to cancel or terminate any such Commitment or agreement, and such Seller knows of no fact that would justify the exercise of such a right. Neither Seller currently contemplates, or has reason to believe any other person or entity currently contemplates, any amendment or change to any Commitment to which such Seller is a party. Except as listed in Exhibit 3.12, none of the customers or suppliers
                             ------------
of either Seller has refused, or communicated that it will or may refuse, to purchase or supply goods or services, as the case may be, or has communicated that it will or may substantially reduce the amounts of goods or services that it is willing to purchase from, or sell to, such Seller.

     SECTION 3.13. ADVERSE AGREEMENTS. Neither Seller is a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule or regulation that materially and adversely affects, or so far as such Seller can now foresee, may in the future materially and adversely affect, the condition (financial or otherwise), operations, assets, liabilities, business or prospects of such Seller.

     SECTION 3.14. INSURANCE.  Each Seller carries property, liability, workers' compensation and such other types of insurance as is customary in such Seller's industry. A list and brief description of all insurance policies of each Seller are set forth in Exhibit 3.14. All of such policies are valid and
                             ------------
enforceable policies, issued by insurers of recognized responsibility in amounts and against such risks and losses as is customary in such Seller's industry. Such insurance shall be outstanding and duly in force without interruption up to and including the Closing Date. True, complete and correct copies of all such policies have been provided to Purchaser on or prior to the date hereof.

     SECTION 3.15.  PATENTS, TRADE-MARKS, SERVICE MARKS AND COPYRIGHTS.

     (a) OWNERSHIP. Each Seller owns all patents, trade-marks, service marks and copyrights, if any, necessary to conduct its business, or possesses adequate licenses or other rights, if any, therefor, without conflict with the rights of others. Set forth in Exhibit 3.15(a) is a true and correct description of the
                      ---------------
following ("Proprietary Rights"):

          (i) all trade-marks, trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, and all patents, copyrights and applications currently owned, in whole or in part, by each Seller with respect to such Seller's assets and business, and all licenses, royalties, assignments and other similar agreements relating to the foregoing to which such Seller is a party (including expiration date if applicable); and

          (ii) all agreements relating to technology, know-how or processes that either Seller is licensed or authorized to use by others, or which it licenses or authorizes others to use.

     (b)  CONFLICTING RIGHTS OF THIRD PARTIES.  Except as set forth in Exhibit
                                                                       -------
3.15(b), each Seller has the sole and exclusive right to use the Proprietary
-------
Rights without infringing or violating the rights of any third parties. No consent of third parties will be required for the transfer thereof to Purchaser or the use thereof by Purchaser upon consummation of the transactions contemplated hereby and the Proprietary Rights are freely transferable. No claim has been asserted by any person to the ownership of or right to use any Proprietary Right or challenging or questioning the validity or effectiveness of any license or agreement constituting a part of any Proprietary Right, and such Seller knows of no valid basis for any such claim. Each of the Proprietary Rights is valid and subsisting, has not been canceled, abandoned or otherwise terminated and, if applicable, has been duly issued or filed.

     (c) CLAIMS OF OTHER PERSONS. Neither Seller has knowledge of any claim that, or inquiry as to whether, any product, activity or operation of such Seller infringes upon or involves, or has resulted in the infringement of, any proprietary right of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened that challenge the rights of such Seller with respect thereto. Neither Seller has given or is bound by any agreement of indemnification for any Proprietary Right as to any property manufactured, used or sold by such Seller.

     SECTION 3.16. TRADE SECRETS AND CUSTOMER LISTS. Each Seller has the right to use, free and clear of any claims or rights of others except claims or rights specifically set forth in Exhibit 3.16, all trade secrets, customer lists and
                          ------------
proprietary information required for the marketing of all merchandise and services formerly or presently sold or marketed by such Seller. Neither Seller is using or in any way making use of any confidential information or trade secrets of any third party, including without limitation any past or present employee of such Seller.

     SECTION 3.17.  TAXES.   All income, excise, corporate, franchise, property,
sales, use, payroll, withholding and other taxes related to taxable periods or portions thereof ending prior to or on the Effective Date, including, without limitation, governmental charges, assessments and required contributions of either Seller that may result in the filing of a Lien on the Reunion Assets or KMI Assets or that may result in the imposition of transferee or other liability on Purchaser for the payment of such taxes, have been accurately recorded and duly paid, collected or withheld and remitted to the appropriate Governmental Authority, except for current taxes not due and payable prior to or on the Effective Date (such taxes to be paid when due by each Seller) unless such taxes are accrued on the Closing Balance Sheet (in which case, such taxes to be paid when due by Purchaser).

      SECTION 3.18. COMPLIANCE WITH LAWS. Each Seller, to the best of Seller's knowledge, has complied, in all material respects, with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports. There are no existing violations by either Seller of any federal, state or local law or regulation that could affect the property or business of such Seller in any material respect. Each Seller possesses all necessary licenses, franchises, permits and governmental authorizations to conduct its business as now conducted, all of which are listed in Exhibit 3.18, except where the failure to possess such licenses, permits and
   ------------
governmental authorizations, would not have a material adverse effect on the business, condition (financial or otherwise) or properties of the Sellers.

      SECTION 3.19. FINDER'S FEE. Neither Seller has incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

      SECTION 3.20.  LITIGATION.  Except as described in Exhibit 3.20, there are
                                                         ------------
no legal actions or administrative proceedings or investigations instituted, or to the best knowledge of either Seller threatened, against or affecting, or that could affect, such Seller, or the business or assets of such Seller. Neither Seller is subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to such Seller or to its business, assets, operations or employees or (ii) in default with respect to any such order, writ, injunction or decree. Neither Seller knows of any basis for any such action, proceeding or investigation.

     SECTION 3.21. ACCURACY OF INFORMATION FURNISHED. All information furnished to Purchaser by each Seller hereby or in connection with the transactions contemplated hereby is true, correct and complete in all respects. Such information states all facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements are made, true, correct and complete.

     SECTION 3.22. INVENTORY. All of the inventory included in the Reunion Assets and the KMI Assets is in good, current, standard and merchantable condition and is not obsolete or defective. Purchase commitments for merchandise are not in excess of normal requirements and, taken as a whole, are not at prices in excess of market prices. Each Seller has presently, and at the Closing Date will have, the types and quantities of inventories appropriate, taken as a whole, to conduct its business consistently with past practices.

     SECTION 3.23. BOOKS OF ACCOUNT. The books of account of each Seller have been kept accurately in the ordinary course of business, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets and liabilities of such Seller have been properly recorded in such books.

     SECTION 3.24.  BACKLOG.  Exhibit 3.24 sets forth the backlog of each
                              ------------
Seller's business as of October 26, 1997 and has been accurately derived from such Seller's internal records of backlog of unfilled firm orders for products manufactured or sold by such Seller as of the date hereof.

     SECTION 3.25.  ACCOUNTS RECEIVABLE.  Exhibit 3.25 sets forth the accounts
                                          ------------
receivable of each Seller's business from sales made as of October 26, 1997 and the payments and rights to receive payments related thereto, is complete and accurate. All the accounts receivable of Sellers have arisen from bona fide transactions in the ordinary course of business and are valid and enforceable claims subject to no right of set-off or counterclaim.

     SECTION 3.26.  PRODUCT WARRANTIES.  Except as set forth in Exhibit 3.26,
                                                                ------------
there is no claim against or liability of either Seller on account of product warranties or with respect to the manufacture, sale or rental of defective products and there is no basis for any such claim on account of defective products heretofore manufactured, sold or rented that is not fully covered by insurance.

     SECTION 3.27.  BANKING RELATIONS.  Set forth in Exhibit 3.27 is a complete
                                                     ------------
and accurate list of all arrangements that each Seller has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

     SECTION 3.28. OWNERSHIP INTERESTS OF INTERESTED PERSONS. Except as set forth in Exhibit 3.28, no officer, supervisory employee, director or shareholder
         ------------
of either Seller, or their respective spouses or children, owns directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any customer or supplier of such Seller, or any organization that has a material contract or arrangement with such Seller.

     SECTION 3.29. ENVIRONMENTAL LAWS. To the best knowledge of Sellers, neither of the Sellers nor any of the Reunion Assets or the KMI Assets are currently in violation of, or subject to any existing, pending or threatened investigation or inquiry by any governmental authority or to any remedial obligations under, any laws or regulations pertaining to health or the environment (hereinafter sometimes collectively called "Environmental Laws"), and this representation and warranty would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to the Reunion Assets or the KMI Assets.

     SECTION 3.30. SECURITIES ACT REPRESENTATIONS. KMI acknowledges that the shares of Purchaser Preferred Stock to be delivered to KMI pursuant to this Agreement have not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act") and therefore may not be resold without compliance with the Securities Act and the rules and regulations promulgated thereunder. The Purchaser Preferred Stock to be acquired by KMI pursuant to this Agreement is being acquired by it solely for its own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of it in connection with a distribution.

     (a) COMPLIANCE WITH LAW. KMI covenants, warrants and represents that the Purchaser Preferred Stock issued to KMI will not be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the Securities Act and the rules and regulations of the SEC. All of the Purchaser Preferred Stock issued to KMI shall bear the following legend: THE SHARES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IF THE HOLDER HEREOF COMPLIES WITH THE SECURITIES ACT AND APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

     (b) ECONOMIC RISK; SOPHISTICATION. KMI is able to bear the economic risk of an investment in the Purchaser Preferred Stock acquired pursuant to this Agreement, and can afford to sustain a total loss of such investment and each has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment in such stock. KMI has had an adequate opportunity to ask questions and receive answers from the officers of Purchaser concerning any and all matters relating to the transactions described herein including, without limitation, the background and experience of the current and proposed officers and directors of Purchaser, the plans for the operations of the business of Purchaser, and any plans for additional acquisitions and the like. KMI has asked any and all questions in the nature described in the preceding sentence and all questions have been answered to their satisfaction.

                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date:

     SECTION 4.1. ORGANIZATION AND GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

     SECTION 4.2. AUTHORIZATION AND VALIDITY. The execution, delivery and performance by Purchaser of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Purchaser. This Agreement and each other agreement contemplated hereby have been or will be as of the Closing Date duly executed and delivered by Purchaser and constitute or will constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

     SECTION 4.3. CAPITAL STOCK OF PURCHASER. The Purchaser Preferred Stock to be issued to KMI and the Purchaser Common Stock to be issued to Wagner have been duly authorized and when issued to KMI and Wagner, respectively, such shares will be validly issued, fully-paid and non-assessable. As of the date of this Agreement, the authorized capital stock of Purchaser consists of (a) 1,000,000 shares of Purchaser Common Stock, of which 229,625 shares are issued and outstanding and (b) 100,000 shares of Purchaser Preferred Stock authorized of which none are issued and outstanding.

     SECTION 4.4. NO VIOLATION. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions and provisions of, or constitute a default under, the Certificate of Incorporation or Bylaws of Purchaser or any agreement, indenture or other instrument under which Purchaser is bound or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Purchaser or the properties or assets of Purchaser.

     SECTION 4.5. FINDER'S FEE. Purchaser has not incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

                                   ARTICLE V

                              CLOSING DELIVERIES

     SECTION 5.1. DELIVERIES OF SELLERS. At the Closing, Reunion and KMI shall deliver to Purchaser the following, all of which shall be in a form satisfactory to counsel to Purchaser:

     (a) bills of sale conveying the Reunion Assets and the KMI Assets to Purchaser;

     (b) an assignment of each lease including in the Reunion Assets or the KMI Assets, assigning the interest of the Seller being a party to Purchaser;

     (c) assignments for all funds of Reunion on deposit with banks or other persons (other than Excluded Assets);

     (d)  an Assignment and Assumption Agreement in the form attached as Exhibit
                                                                         -------
5.1(d) with respect to  each Seller's rights and obligations under the Assigned
------
Commitments.

     (e) a copy of resolutions of the Board of Directors of each Seller authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, each certified by the Secretary of such Seller as being true and correct copies of the originals thereof subject to no modifications or amendments;

     (f) a certificate of the Secretary of each Seller certifying as to the incumbency of the directors and officers of such Seller and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of such Seller;

     (g) a certificate, dated within ten days of the Closing Date, of the Secretary of State of Texas establishing that each Seller is in existence, has paid all franchise taxes and otherwise is in good standing to transact business in its state of incorporation;

     (h) certificates, dated within ten days of the Closing Date, of the Secretaries of State of each of the states in which a Seller is qualified to do business, to the effect that such Seller is qualified to do business and is in good standing as a foreign corporation in such state;

     (i) an opinion of Klein & Associates, counsel to each Seller, dated as of the Closing Date, in the form attached as Exhibit 5.1(i);
                                          --------------

     (j) all authorizations, consents, approvals, permits and licenses referenced in Section 3.5 including the consent to assignment from HFS with respect to the HFS License Agreement;

     (k) an executed Confidentiality and Noncompetition Agreement between each Seller, and Purchaser in the form attached as Exhibit 5.1(k);
                                              --------------

     (l)  a Transition Services Agreement in the form attached hereto as Exhibit
                                                                         -------
5.1(l); and
------

     (m) such other instrument or instruments of transfer as shall be necessary or appropriate, as Purchaser or its counsel shall reasonably request, to vest in Purchaser good and marketable title to the Reunion Assets and the KMI Assets.

     SECTION 5.2. DELIVERIES OF PURCHASER. At the Closing, Purchaser shall deliver the following:

     (a)  to Reunion:

          (i)    $1.00 in cash;

          (ii) an Assumption and Assumption Agreement in the form of that attached as Exhibit 5.1(d) pursuant to which Purchaser assumes
                             --------------
                 the Assumed Reunion Liabilities to which Reunion is a party;

          (iii) Confidentiality and Noncompetition Agreement between Reunion and Purchaser in the form attached as Exhibit 5.1(k);
                                                       --------------

          (iv)   Transition Services Agreement in the form attached as Exhibit
                                                                       -------
                 5.1(l); and
                 ------

          (v) an opinion of Jackson Walker L.L.P., counsel to Purchaser, dated as of the Closing Date, in the form attached as Exhibit
                                                                       -------
                 5.2(a).
                 ------

     (b)  to KMI:

          (i) Confidentiality and Noncompetition Agreement between KMI and Purchaser in the form attached as Exhibit 5.1(k).
                                                   --------------

          (ii) an opinion of Jackson Walker L.L.P., counsel to Purchaser, dated as of the Closing Date, in the form attached as Exhibit
                                                                       -------
                 5.2(a).
                 ------

     (c) a copy of the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, each certified by Purchaser's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

     (d) a certificate of the Secretary of Purchaser certifying as to the incumbency of the directors and officers of Purchaser and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of Purchaser; and

     (e) a certificate, dated within ten days of the Closing Date, of the Secretary of State of Purchaser's state of incorporation, establishing that Purchaser is in existence, has paid all state taxes and otherwise is in good standing to transact business in such state.

                                  ARTICLE VI

                             POST CLOSING MATTERS

     SECTION 6.1. FURTHER INSTRUMENTS OF TRANSFER. Following the Closing, at the request of Purchaser, each Seller shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to
(i) vest in Purchaser good and marketable title to the Reunion Assets and the KMI Assets and (ii) transfer to Purchaser all licenses and permits (to the extent assignable) necessary for the operation of the Reunion Assets and the KMI Assets (including, without limitation, all contractor's licenses).

     SECTION 6.2. EMPLOYEE MATTERS. Purchaser shall not be obligated to employ any employees of either Seller, and shall not assume any liability of either Seller under any Employee Benefit Plans.

     SECTION 6.3. SALES TAXES APPLICABLE TO SALES PRIOR TO OR ON THE CLOSING DATE. Each Seller shall timely file all sales tax returns with respect to sales occurring in connection with such Seller's business prior to or on the Closing Date.

     SECTION 6.4. SALES AND TRANSFER TAXES. Each Seller shall timely pay all sales taxes applicable to the sales reported on the tax returns referred to in
Section 6.3. Each Seller shall be liable for and shall indemnify Purchaser against all sales, transfer, use, excise, registration or other taxes assessed or payable in connection with the transfer of the Reunion Assets and the KMI Assets to Purchaser. Each Seller and Purchaser shall sign, and otherwise shall cooperate in the preparation and filing with the appropriate governmental agencies of, any affidavits or other transfer documents that are required in connection with the transfer of vehicles or trailers that constitute part of the Reunion Assets or KMI Assets.

     SECTION 6.5 USE OF ILLINOIS FACILITY. Purchaser shall be permitted to occupy and use the facility located at 1625 E. Algonquin Road, Arlington Heights, Illinois (the "Illinois Facility") without cost to Purchaser, other than utilities used during such occupancy from the Closing date through January 1, 1998.

                                  ARTICLE VII

                                   REMEDIES

     SECTION 7.1. INDEMNIFICATION BY SELLERS. Subject to the terms and conditions of this Article, each Seller agrees, jointly and severally, to indemnify, defend and hold Purchaser and its directors, officers, agents, attorneys and affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, attorneys' fees and expenses (collectively, "Damages"), asserted against or incurred by such indemnities by reason of or resulting from:

     (a) a breach of any representation, warranty or covenant of such Seller contained herein, in any exhibit, schedule, certificate or financial statement delivered hereunder, or in any agreement executed in connection with the transactions contemplated hereby;

     (b) other than liabilities included in the Assumed Reunion Liabilities, any product liability claims relating to products sold by such Seller prior to or on the Effective Date, and all general liability claims arising out of or relating to occurrences of any nature relating to such Seller's business prior to the Effective Date, whether any such claims are asserted prior to, on or after the Effective Date;

     (c) any obligation or liability under or related to any Employee Benefit Plan or the termination thereof;

     (d) any tax filing or return or payment made, or position taken, by either Seller that any governmental authority challenges and that results in an assertion of Damages against Purchaser;

     (e)  any Excluded Liability; or

     (f) any liability imposed upon Purchaser related to or arising from the transactions contemplated by this Agreement, including, without limitation, any claims asserted by creditors of Reunion or KMI.

     SECTION 7.2. INDEMNIFICATION BY PURCHASER. Subject to the terms and conditions of this Article, Purchaser hereby agrees to indemnify, defend and hold each Seller and its respective directors, officers, agents, attorneys and affiliates harmless from and against all Damages asserted against or incurred by any of such indemnities by reason of or resulting from:

     (a) a breach by Purchaser of any representation, warranty or covenant of Purchaser contained herein or in any exhibit, schedule or certificate delivered hereunder, or in any agreement executed in connection with the transactions contemplated hereby; or

     (b) the failure of Purchaser to pay, perform and discharge when due any of the Assumed Reunion Liabilities or to pay, perform and discharge, after the Effective Date, any obligations under the Assigned Commitments; or

     (c) any act or omission relating to the use by Purchaser, its employees, officers, agents and affiliates with respect to Purchaser's occupancy of the Illinois Facility (other than taxes or other direct costs of occupancy).

     SECTION 7.3. CONDITIONS OF INDEMNIFICATION. The respective obligations and liabilities of each Seller, Wagner and Purchaser (the "indemnifying party") to the other (the "party to be indemnified") under Sections 7.1 and 7.2 with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

     (a) Within 20 days (or such earlier time as might be required to avoid prejudicing the indemnifying party's position) after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense; provided that the party to be indemnified may participate in the defense with counsel of its own choice, the fees and expenses of which counsel shall be paid by the party to be indemnified unless (i) the indemnifying party has agreed to pay such fees and expenses, (ii) the indemnifying party has failed to assume the defense of such action or (iii) the named parties to any such action (including any impleaded parties) include both the indemnifying party and the party to be indemnified and the party to be indemnified has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the indemnifying party (in which case, if the party to be indemnified informs the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the party to be indemnified, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the party to be indemnified, which firm shall be designated in writing by the party to be indemnified).

     (b) In the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party and at the indemnifying party's expense, subject to the right of the indemnifying party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof.

     (c) Notwithstanding the foregoing, the indemnifying party shall not settle any claim without the consent of the party to be indemnified unless such settlement involves only the payment of money and the claimant provides to the party to be indemnified a release from all liability in respect of such claim. If the settlement of the claim involves more than the payment of money, the indemnifying party shall not settle the claim without the prior consent of the party to be indemnified.

     (d) The party to be indemnified and the indemnifying party will each cooperate with all reasonable requests of the other.

     SECTION 7.4. INDEMNIFICATION LIMITATIONS. Notwithstanding the provisions of Section 7.1, Sellers shall not be obligated to indemnify purchaser unless the aggregate amount of Damages claimed exceeds $50,000 in which case Sellers shall indemnify Purchaser for Damages in excess of $50,000.

     SECTION 7.5. WAIVER. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement, any exhibit or any document, instrument or certificate contemplated hereby shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

     SECTION 7.6. REMEDIES NOT EXCLUSIVE. The remedies provided in this Article shall not be exclusive of any other rights or remedies available to one party against the other, either at law or in equity.

     SECTION 7.7. OFFSET. Any and all amounts owing or to be paid by Purchaser to either of the Sellers, hereunder or otherwise, including any amounts due to KMI under the Purchaser Preferred Stock shall be subject to offset and reduction pro tanto by any amounts that may be owing at any time by such Seller to
--- -----
Purchaser in respect of any failure or breach of any representation, warranty or covenant of such Seller under or in connection with this Agreement or any other agreement with Purchaser or any transaction contemplated hereby or thereby, as reasonably determined by Purchaser subject to the limitations set forth in
Section 7.4 hereof. If Purchaser determines that such offset is appropriate, notice shall be given to such Seller, as the case may be, of such determination at least 10 days prior to the due date of the payment to be reduced. If the conditions upon which the reduction is based are cured by such Seller prior to such due date, as determined by Purchaser, the amount of such payment shall not be so reduced.

     SECTION 7.8.  COSTS, EXPENSES AND LEGAL FEES.  Subject to the provisions of
Section 8.13, whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by the other parties in successfully (i) enforcing any of the terms of this Agreement or (ii) proving that another party breached any of the terms of this Agreement.

     SECTION 7.9. SPECIFIC PERFORMANCE. Each Seller acknowledges that a refusal by such Seller to consummate the transactions contemplated hereby will cause irreparable harm to Purchaser, for which there may be no adequate remedy at law and for which the ascertainment of damages would be difficult. Therefore, Purchaser shall be entitled, in addition to, and without having to prove the inadequacy of, other remedies at law, to specific performance of this Agreement, as well as injunctive relief (without being required to post bond or other security).

     SECTION 7.10. TAX EFFECT OF INDEMNIFICATION. Notwithstanding any term or provision of this Agreement to the contrary, any indemnity payments owed by one party to another party to this Agreement shall be reduced by any tax benefits to the party claiming indemnity hereunder and increased by any tax detriments to the party claiming indemnity hereunder.

                                  ARTICLE VII

                                 MISCELLANEOUS

     SECTION 8.1. AMENDMENT. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto.

     SECTION 8.2. ASSIGNMENT. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by Purchaser to an affiliate of Purchaser.

     SECTION 8.3. PARTIES IN INTEREST; NO THIRD PARTY BENEFICIARIES. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

     SECTION 8.4. ENTIRE AGREEMENT. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     SECTION 8.5. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     SECTION 8.6. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of Wagner, either Seller or Purchaser pursuant to this Agreement shall be deemed to have been representations and warranties by Wagner, either Seller or Purchaser, as the case may be, and, notwithstanding any provision in this Agreement to the contrary all such representations and warranties, shall survive the Closing for a period of nine (9) months, except for representations and warranties with respect to any tax or tax-related matters or any ERISA matters, which shall survive the Closing until the running of any applicable statutes of limitation. All covenants contained herein shall survive the Closing and shall continue indefinitely.

     SECTION 8.7. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF
LAWS) OF THE STATE OF TEXAS. THE PARTIES AGREE THAT THIS AGREEMENT SHALL BE PERFORMABLE IN DALLAS COUNTY, TEXAS.

     SECTION 8.8. CAPTIONS. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

     SECTION 8.9. GENDER AND NUMBER. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

     SECTION 8.10. REFERENCE TO AGREEMENT. Use of the words "herein", "hereof", "hereto" and the like in this Agreement shall be construed as references to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement, unless otherwise noted.

     SECTION 8.11. CONFIDENTIALITY; PUBLICITY AND DISCLOSURES. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (i) by press release, filing or otherwise that is required by federal securities laws, (ii) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement and (iii) by Purchaser in connection with obtaining financing for the transactions contemplated by this Agreement and conducting an examination of the operations and assets of Sellers. In the event that the transactions contemplated hereby are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any confidential information they may have concerning the affairs of the other parties, except for information that is required by law to be disclosed. Confidential information includes, but is not limited to: financial records, surveys, reports, plans, proposals, financial information, information relating to personnel, contracts, stock ownership, liabilities and litigation; provided that should the transactions contemplated hereby not be consummated, nothing contained in this Section shall be construed to prohibit the parties hereto from operating businesses in competition with each other.

     SECTION 8.12. NOTICE. Any notice or communication hereunder or in any agreement entered into in connection with the transactions contemplated hereby must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person. Such notice shall be deemed received on the date on which it is hand-delivered or on the third business day following the date on which it is so mailed. For purposes of notice, the addresses of the parties shall be:

          If to Purchaser:    U.S. Remodelers, Inc,
                              13740 Midway Rd.
                              Dallas, Texas 75244
                              Attn: President

          with a copy to:     Jackson Walker, L.L.P.
                              901 Main St., Suite 6000
                              Dallas, Texas 75202
                              Attn: Charles D. Maguire, Jr.

          If to Reunion       Reunion Home Services, Inc.
                              1341 West Mockingbird, Suite 900E
                              Dallas, Texas 75246
          with a copy to:     Alan C. Klein
                              Klein & Associates
                              8333 Douglas Avenue, Suite 1200
                              Dallas, Texas 75225

          If to KMI:          Kitchen Masters, Inc.
                              1341 West Mockingbird, Suite 900E
                              Dallas, Texas 75246

          with a copy to:     Alan C. Klein
                              Klein & Associates
                              8333 Douglas Avenue, Suite 1200
                              Dallas, Texas 75225

party may change its address for notice by written notice given to the other parties in accordance with this Section.

     SECTION 8.13. CHOICE OF FORUM. The parties hereto agree that should any suit, action or proceeding arising out of this Agreement be instituted by any party hereto (other than a suit, action or proceeding to enforce or realize upon any final court judgment arising out of this Agreement), such suit, action or proceeding shall be instituted only in a state or federal court in Dallas County, Texas. Each of the parties hereto consents to the in personam
                                                          -- --------
jurisdiction of any state or federal court in Dallas County, Texas and waives any objection to the venue of any such suit, action or proceeding. The parties hereto recognize that courts outside Dallas County, Texas may also have jurisdiction over suits, actions or proceedings arising out of this Agreement, and in the event that any party hereto shall institute a proceeding involving this Agreement in a jurisdiction outside Dallas County, Texas, the party instituting such proceeding shall indemnify any other party hereto for any losses and expenses that may result from the breach of the foregoing covenant to institute such proceeding only in a state or federal court in Dallas County, Texas, including without limitation any additional expenses incurred as a result of litigating in another jurisdiction, such as reasonable fees and expenses of local counsel and travel and lodging expenses for parties, witnesses, experts and support personnel.

     SECTION 8.14. SERVICE OF PROCESS. Service of any and all process that may be served on any party hereto in any suit, action or proceeding arising out of this Agreement may be made in the manner and to the address set forth in Section
8.12 and service thus made shall be taken and held to be valid personal service upon such party by any party hereto on whose behalf such service is made.

     SECTION 8.15. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

                                    PURCHASER:

                                    U.S. REMODELERS, INC.


                                    By: /s/ [SIGNATURE ILLEGIBLE]^^
                                       ---------------------------------

                                    Its:   President
                                        --------------------------------


                                    SELLERS:

                                    REUNION HOME SERVICES, INC.


                                    By: /s/ [SIGNATURE ILLEGIBLE]^^
                                       ---------------------------------

                                    Its:  CEO
                                        --------------------------------


                                    KITCHEN MASTERS, INC.:



                                    By: /s/ [SIGNATURE ILLEGIBLE]^^
                                       ---------------------------------

                                    Its:    CEO
                                        --------------------------------